Exhibit 99

INFODATA

CONTACT:  Norman F. Welsch
Chief Financial Officer

703-773-4841

INFODATA REPORTS PROFITABLE FOURTH QUARTER AND 2004

15% ANNUAL REVENUE GROWTH, ELEVENTH CONSECUTIVE PROFITABLE QUARTER

COMPANY ISSUES CAUTIONARY GUIDANCE FOR Q1 2005

Herndon, VA. – April 5, 2005– Infodata Systems Inc., (OTCBB:INFD) a leader in delivering open solutions for enterprise content management, today announced financial results for the quarter and year ended December 31, 2004. Revenue for the year ended December 31, 2004, was approximately $9,653,000, an increase of approximately $1,245,000, or 14.8%, over 2003 revenue of approximately $8,408,000. Net income for the year ended December 31, 2004, was approximately $1,102,000, or $0.19 per share diluted, compared to approximately $471,000, or $0.09 per share diluted, in 2003. The increase in net income for 2004 includes an income tax benefit of $747,000, which was the result of an increase in deferred tax assets recognized in the second quarter. Excluding this benefit, net income for 2004 would have been approximately $355,000.

Revenue for the quarter ended December 31, 2004, was approximately $2,510,000, an increase of approximately $307,000, or 13.9%, over revenue of approximately $2,203,000 for the quarter ended December 31, 2003, and a decrease of approximately $56,000 when compared to the immediately preceding quarter ended September 30, 2004. Net income for the quarter ended December 31, 2004 was approximately $70,000, a decrease of approximately $85,000 when compared to the quarter ended December 31, 2003, and a decrease of approximately $33,000 when compared to the immediately preceding quarter ended September 30, 2004. During the quarter ended December 31, 2004, revenue and net income were affected by a $95,000 deferral of revenue in order to cover estimates to complete the American Red Cross (“ARC”) contract in 2005. Also, in the quarter ended December 31, 2004, the Company capitalized approximately $66,000, net of $2,000 of related amortization expense, associated with the general release of its new Annotation Suite 2.0 technology, which partially offset the ARC revenue deferral. The results for the quarter ended December 31, 2004 reflect the eleventh consecutive profitable quarter for the Company.

Gross profit for 2004 was approximately $4,101,000, up from approximately $3,987,000 for 2003. The gross margin for 2004 was 42.5%, compared to 47.4% for 2003. This year over year decrease in gross margin of approximately 4.9% was primarily due to a decrease in revenues from license fees, which was partially offset by an increase in services revenues, which generate proportionally lower margin.

At December 31, 2004, the Company had cash and cash equivalents of approximately $1,890,000 and net working capital of approximately $2,778,000. At December 31, 2003, the Company had cash and cash equivalents of approximately $1,422,000 and net working capital of approximately $1,919,000.

Segment Information

For the year ended December 31, 2004, total revenue for the Commercial segment was approximately $2,488,000, a decrease of approximately $291,000, or 10.5%, from total revenue of approximately $2,779,000 for the year ended December 31, 2003. The decrease was primarily the result of lower commercial license fees revenues. In the Government segment, total revenue was approximately $2,452,000 for the year ended December 31, 2004, an increase of approximately $765,000, or 45.4%, over total revenues of approximately $1,687,000 for the year ended December 31, 2003. The increase was primarily the result of higher services revenue attributable to the American Red Cross (“ARC”) contract, which accounted for approximately $1,606,000, or 16.6% of the Company’s 2004 revenues, compared to approximately $70,000 in 2003, or 0.8% of the Company’s 2003 revenues. This increase in revenues of approximately $1,536,000 from the ARC contract was partially offset by a decrease in services revenue from the Federal Deposit Insurance Corporation (“FDIC”) contract of approximately $919,000, to approximately $308,000 in 2004. In 2003, the FDIC contract generated approximately $1,227,000, or 14.6%, of the Company’s 2003 revenues. For the year ended December 31, 2004, total revenues for the Intelligence segment were approximately $4,713,000, an increase of approximately $771,000, or 19.6%, over total revenues of approximately $3,942,000 for the year ended December 31, 2003.

Edwin Miller, President and Chief Executive Officer of Infodata, said, “Although we believe 2004 was a solid year and are pleased to report revenue growth and profit, we continue to face significant constraints as a small public company. We expect to report a loss for the first quarter of 2005, due to the following events: at the end of the fourth quarter of 2004, the ARC project transitioned from development stage to deployment, which has resulted in a reduced level-of-effort for 2005; our pipeline of software opportunities slipped out of Q1, which has resulted in less software revenue; and, several key long-term maintenance customers did not renew annual customer support agreements, which has resulted in a reduction in maintenance revenue. We will further discuss our 2005 operating plans during the conference call and Webcast.”

Fourth Quarter and 2004 Results Live Audio Webcast

Infodata has scheduled a live audio Webcast on Thursday, April 7, 2005, at 8:30 a.m. EDT (5:30 a.m. PDT). During the call, management will review fourth quarter and 2004 financial results and 2005 operating plans, followed by question-and-answer session.

Interested parties can participate in the audio conference by accessing (800) 662-5508 in the U.S., or (913) 981-5568 for international participants. Confirmation code: 1860463

For those who would also like to log into the live webcast presentation, please copy the following URL into your browser: http://www.placeware.com/cc/vcc/join?id=w1860463&role=attend&pw=3PT28G

Should you experience any technical difficulties in accessing the webcast, dial technical support at (888) 569-3848.

A replay will be available from the Company’s website beginning at approximately 7 p.m. EDT, April 7, 2005. To access the Webcast, go to Infodata’s website:

http://www.infodata.com/company_investor.html

About Infodata Systems Inc.

Infodata Systems Inc. is a leader in delivering open, enterprise-class content management solutions that assist in ensuring the integrity and compliance of content. The Company designs, develops and implements solutions by means of the emerging Content Management Services Layer (“CMSL”) that delivers our middleware-based applications to reduce the complexity of bringing content together with its associated critical business processes in order to foster compliancy and the secure management of content across its lifecycle. Based just outside Washington, D.C., in Herndon, VA, Infodata has over 35 years of proven ability in providing comprehensive content management solutions to the Government, Intelligence and Commercial communities.

Except for the historical information contained herein, this press release contains forward-looking statements that involve risk or uncertainties. Future operating results of Infodata may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with customer relations, such as the availability of Infodata’s products and services, customer implementation of products and services, relationships with customers, third-party vendors and systems integrators, concentration of revenue in a relatively small number of customers, existence of errors or defects in products, ability to successfully manage growth, significant current and expected additional competition and the need to continue to expand product distribution and services offerings. Further information on potential factors that could affect the financial results of Infodata are included in Infodata’s Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and its other filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Infodata assumes no obligation to update the information in this press release.

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INFODATA SYSTEMS INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)

	Year Ended
	December 31,
	2004	2003

Revenue	$9,653	$8,408

Cost of revenue	5,552	4,421

Gross profit	4,101	3,987

Operating expenses:
Selling, general and administrative	3,355	2,781
Research and development	403	747

	3,758	3,528

Operating profit	343	459

Interest income	13	13

Interest expense	(1)	(1)

Income before income taxes	$355	$471

Income tax (benefit)	(747)	--

Net income	$1,102	$471

Net income per share - basic	$.22	$.09

Net income per share - diluted	$.19	$.09

Weighted average shares outstanding - basic	5,123	5,022

Weighted average shares outstanding - diluted	5,946	5,487

INFODATA SYSTEMS INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,
Assets	2004	2003
Current assets:
Cash and cash equivalents	$1,890	$1,422
Certificates of deposit	--	103
Accounts receivable, net of allowance of $26 in 2004 and $37 in 2003	2,010	2,129
Prepaid expenses and other current assets	72	78
Deferred tax asset	230	--
Capitalized software development costs, net of amortization of $2 in 2004	66	--

Total current assets	4,268	3,732

Property and equipment, net	277	228
Deferred tax asset	517	--

Total assets	$5,062	$3,960

	December 31,
Liabilities and Shareholders' Equity	2004	2003
Current liabilities:
Accounts payable	$258	$190
Accrued expenses	634	803
Other current liabilities	29	34
Deferred rent	59	36
Deferred revenue	415	750
Billings in excess of revenue recognized	95	--

Total current liabilities	1,490	1,813

Commitments and contingencies	--	--
Shareholders' equity:
Preferred stock, $1.00 par value, 340,000 shares authorized
none issued and outstanding	--	--
Common stock, $.03 par value, 12,000,000 shares
authorized; 5,255,847 and 5,032,386 shares issued and
outstanding in 2004 and 2003, respectively	155	149
Additional paid-in capital	20,573	20,256
Accumulated deficit	(17,156)	(18,258)

Total shareholders' equity	3,572	2,147

Total liabilities and shareholders' equity	$5,062	$3,960

INFODATA SYSTEMS INC.AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in Thousands)

	Year Ended
	December 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,102	$471
Adjustments to reconcile net income to cash provided by operating activities
Deferred income tax benefit	(747)	--
Stock based compensation expense	76	11
Depreciation and amortization	92	80
Loss on disposal of equipment	--	4
Changes in operating assets and liabilities:
Accounts receivable, net	119	(323)
Prepaid expenses and other current assets	6	6
Accounts payable	68	99
Accrued expenses	(169)	(3)
Other current liabilities	22	34
Deferred rent	23	36
Deferred revenue	(335)	(3)
Billings in excess of revenue	95	--

Net cash provided by operating activities	352	412

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(168)	(233)
Capitalized software, net	(66)	--
Proceeds from maturity of short-term investments	103	(3)

Net cash used in investing activities	(131)	(236)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under short-term debt	--	(55)
Common Stock Subscribed	46	--
Issuance of common stock	201	3

Net cash provided by (used in) financing activities	247	(52)

Net increase in cash and cash equivalents	468	124
Cash and cash equivalents at beginning of period	1,422	1,298

Cash and cash equivalents at end of period	$1,890	$1,422

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